55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports First Quarter Results

New York, NY, April 28, 2026 – S&P Global (NYSE: SPGI) today reported first quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported first-quarter 2026 revenue of $4.171 billion, an increase of 10% compared to the first quarter of 2025. First quarter GAAP net income increased 28% to $1.395 billion and GAAP diluted earnings per share increased 32% to $4.69. Adjusted net income for the first quarter increased 10% to $1.479 billion and adjusted diluted earnings per share increased 14% to $4.97. Higher net income was driven primarily by strong growth in Ratings, Indices, and Market Intelligence, on both a GAAP and adjusted basis.
The Company remains on track with the previously announced planned separation of its Mobility division. Mobility Global expects to host an Investor Day on May 12, 2026 in New York City.
In a press release dated April 24, 2026, the Company also announced an agreement to divest the geoscience and petroleum engineering software portfolio in its Upstream software business within the Energy division. That transaction is expected to close in the second half of 2026 or early 2027.

•The Company reported quarterly revenue of $4.171 billion, increasing 10% year over year.

•GAAP operating margin increased 620 basis points and adjusted operating margin increased 100 basis points, driving 32% growth in GAAP diluted EPS and 14% growth in adjusted diluted EPS, respectively, year over year.

•In the first quarter, the Company repurchased $1 billion in shares, and now expects to return 100% or more of adjusted Free Cash Flow through dividends and share repurchases in 2026.

•2026 guidance now calls for reported revenue growth of 6.3% to 8.3%, while still expecting organic constant currency revenue growth of 6.0% to 8.0%, and adjusted diluted EPS in the range of $19.40 to $19.65. Other GAAP guidance to be provided upon completion of Mobility spin.

"We are pleased with the results we achieved in the first quarter, with strong revenue growth and margin expansion in every division, demonstrating our ability to execute and deliver against our strategic vision in an incredibly volatile and challenging operating environment.
Everything we see reinforces the relevance of our vision as customers turn to us with an even greater sense of urgency in times like these. We are also seeing fast-paced adoption of our AI functionality and are advancing our leadership as we rapidly innovate and partner to help customers unlock the potential of AI."
Martina Cheung
President and CEO

First Quarter 2026 Revenue

First-quarter revenue increased 10% year over year, representing an increase of nearly $400 million. This increase was driven primarily by Ratings and Market Intelligence. Revenue from subscription products increased 6%.

(1) Total revenue includes the impact of inter-segment eliminations of $48M and $52M in 1Q '25 and 1Q '26, respectively.

First Quarter 2026 Operating Profit, Expense, and Operating Margin

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s first-quarter reported operating profit margin increased by 620 basis points to 48.0%, and adjusted operating profit margin increased 100 basis points to 51.8%. Margin improvement on both a GAAP and adjusted basis was driven primarily by growth and margin expansion in the Company's Ratings, Indices, and Market Intelligence divisions.

First Quarter 2026 Diluted Earnings Per Share

	1Q '26	1Q '25	y/y change
GAAP Diluted EPS	$4.69	$3.54	32%
Adjusted Diluted EPS	$4.97	$4.37	14%

First quarter GAAP diluted earnings per share increased 32% to $4.69 primarily due to a 28% increase in net income, and a 3% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 14% to $4.97 due to a 10% increase in adjusted net income and a 3% decrease in diluted shares outstanding. Currency positively impacted both GAAP and adjusted diluted EPS by $0.02. The largest non-core adjustments to earnings in the first quarter of 2026 were for deal-related amortization and gain on dispositions.

Full-Year 2026 Outlook

Adjusted, unless specifically noted as GAAP
Reported Revenue growth (GAAP)	6.3% to 8.3%
Organic, Constant Currency Revenue growth	6.0% to 8.0%
Corporate unallocated expense	$220 to $230 million
Deal-related amortization	~$1.11 billion
Operating profit margin expansion	10 to 35 bps
Operating profit margin expansion, excluding OSTTRA	50 to 75 bps
Interest expense, net	$405 to $415 million
Tax rate	22.0% to 23.0%
Diluted EPS	$19.40 to $19.65
Capital expenditures (GAAP)	$215 to $225 million

In addition to the above, the Company continues to expect adjusted free cash flow, excluding certain items, to grow mid-single digits year over year.

Reported Revenue growth is now expected to be approximately 30 basis points lower than the previous guidance range, due primarily to lower expected tailwinds from FX. Guidance for Organic, Constant Currency Revenue growth is unchanged from prior guidance.

Interest expense, net is now expected to be approximately $10 million higher than prior guidance.

All other guidance metrics are unchanged from prior ranges.

Non-GAAP adjusted guidance excludes amortization of intangibles related to acquisitions and acquisition and disposition-related costs.

The Company is not providing 2026 GAAP guidance at this time, other than reported revenue growth and capital expenditures. Given the inherent uncertainty around the timing of the spin of the Company’s Mobility division, and other related factors, management cannot reliably predict all of the necessary components of GAAP measures without unreasonable effort. Guidance assumes contributions from Mobility for the full year and excludes any impact from anticipated stranded costs. The Company expects to update adjusted guidance to exclude Mobility and institute GAAP guidance upon completion of the spin.

As previously announced, the Board of Directors has authorized a quarterly cash dividend of $0.97.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2026 earnings results on a conference call scheduled for today, April 28, at 8:30 a.m. EDT. Additional information presented on the conference call, and the Company’s supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings.

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Martina Cheung. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 28, 2026. U.S. participants may call (866) 360-7720; international participants may call +1 (203) 369-0172 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: organic constant currency revenue; adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; adjusted equity in income on unconsolidated subsidiaries; and free cash flow; and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5 and 7. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; the Company’s cost structure, dividend policy, cash flows or liquidity; and the anticipated separation of S&P Global Mobility (“Mobility”) into a standalone public company.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, restrictions on trade (e.g., tariffs), instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility (e.g., supply chain risk), geopolitical uncertainty (including military conflict), natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), and conditions that result from legislative, regulatory, trade and policy changes, including from the U.S. administration;
•the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the composition and mix of credit maturity profiles, the level of liquidity and future debt issuances, equity flows from active to passive, fluctuations in average asset prices in global equities, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
•the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
•the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, or protect against a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
•the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
•the level of merger and acquisition activity in the United States and abroad;
•the level of the Company’s future cash flows and capital investments;
•the effect of competitive products (including those incorporating artificial intelligence ("AI")) and pricing, including the level of success of new product developments and global expansion;
•the impact of customer cost-cutting pressures;
•a decline in the demand for our products and services by our customers and other market participants;
•our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;
•the introduction of competing products (including those developed by AI) or technologies by other companies;
•our ability to protect our intellectual property from unauthorized use and infringement, including by others using AI technologies, and to operate our business without violating third-party intellectual property rights, including through our own use of AI in our products and services;
•our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
•our ability to successfully navigate key organizational changes;
•the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
•the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
•the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
•consolidation of the Company’s customers, suppliers or competitors;

•the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
•the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
•the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
•the impact of changes in applicable tax or accounting requirements on the Company;
•the separation of Mobility not being consummated within the anticipated time period or at all;
•the ability of the separation of Mobility to qualify for tax-free treatment for U.S. federal income tax purposes;
•any disruption to the Company’s business in connection with the proposed separation of Mobility;
•any loss of synergies from separating the businesses of Mobility and the Company that adversely impact the results of operations of both businesses, or the companies resulting from the separation of Mobility not realizing all of the expected benefits of the separation; and
•following the separation of Mobility, the combined value of the common stock of the two publicly-traded companies not being equal to or greater than the value of the Company’s common stock had the separation not occurred.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K.

About S&P Global

S&P Global (NYSE: SPGI) enables businesses, governments, and individuals with trusted data, expertise and technology to make decisions with conviction. We are Advancing Essential Intelligence through world-leading benchmarks, data, and insights that customers need in order to plan confidently, act decisively, and thrive in a rapidly changing global landscape.

From helping our customers assess new investments across the capital and commodities markets to navigating the energy expansion, acceleration of artificial intelligence, and evolution of public and private markets, we enable the world's leading organizations to unlock opportunities, solve challenges, and plan for tomorrow – today. Learn more at www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations and Treasurer
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Chief Communications Officer
Tel: +1 (646) 407-3001
christina.twomey@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2026 and 2025
(dollars in millions, except per share data)

(unaudited)	2026	2025	% Change

Revenue	$4,171	$3,777	10%
Expenses	2,344	2,210	6%
Gain on dispositions	(175)	—	N/M
Equity in income on unconsolidated subsidiaries	—	(11)	N/M
Operating profit	2,002	1,578	27%
Other (income) expense, net	(2)	4	N/M
Interest expense, net	96	78	24%
Income before taxes on income	1,908	1,496	28%
Provision for taxes on income	404	325	24%
Net income	1,504	1,171	28%
Less: net income attributable to noncontrolling interests	(109)	(81)	(34)%
Net income attributable to S&P Global Inc.	$1,395	$1,090	28%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$4.69	$3.55	32%
Diluted	$4.69	$3.54	32%

Weighted-average number of common shares outstanding:
Basic	297.3	307.3
Diluted	297.6	307.7

Actual shares outstanding at period end	296.0	306.7

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
March 31, 2026 and December 31, 2025
(dollars in millions)

(unaudited)	March 31,	December 31,
	2026	2025

Assets:
Cash, cash equivalents, and restricted cash	$1,810	$1,745
Other current assets	4,382	4,355
Assets held for sale [1]	128	196
Total current assets	6,320	6,296
Property and equipment, net	261	278
Right of use assets	388	413
Goodwill and other intangible assets, net	52,334	52,746
Equity investments in unconsolidated subsidiaries	605	603
Other non-current assets	884	864
Total assets	$60,792	$61,200

Liabilities and Equity:
Short-term debt	$2,697	$718
Unearned revenue	3,980	4,088
Other current liabilities	2,631	2,788
Liabilities held for sale [1]	27	43
Long-term debt	10,621	12,370
Lease liabilities — non-current	458	494
Deferred tax liability — non-current	3,226	3,262
Pension, other postretirement benefits and other non-current liabilities	947	1,285
Total liabilities	24,587	25,048
Redeemable noncontrolling interests	4,917	4,917
Total equity	31,288	31,235
Total liabilities and equity	$60,792	$61,200

1 Assets and liabilities held for sale relate to the anticipated divestiture of Energy’s geoscience and petroleum engineering software portfolio and the divestitures of the Enterprise Data Management and thinkFolio businesses within our Market Intelligence segment as of March 31, 2026 and December 31, 2025, respectively. Additionally, assets held for sale include fixed assets related to our intent to sell our facility in Centennial, Colorado as of March 31, 2026 and December 31, 2025.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2026 and 2025
(dollars in millions)

(unaudited)	2026	2025

Operating Activities:
Net income	$1,504	$1,171
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	31	25
Amortization of intangibles	276	268
Deferred income taxes	(50)	(63)
Stock-based compensation	39	47
Gain on dispositions	(175)	—
Other	21	69
Net changes in other operating assets and liabilities	(609)	(564)
Cash provided by operating activities	1,037	953

Investing Activities:
Capital expenditures	(27)	(43)
Acquisitions, net of cash acquired	(12)	(13)
Proceeds from dispositions, net	345	—
Changes in short-term investments	(15)	(23)
Cash provided by (used for) investing activities	291	(79)

Financing Activities:
Additions to short-term debt, net	236	—
Payments on senior notes	(3)	(4)
Dividends paid to shareholders	(288)	(295)
Distributions to noncontrolling interest holders	(91)	(94)
Repurchase of treasury shares	(1,000)	(650)
Employee withholding tax on share-based payments, contingent consideration payments and other	(91)	(60)
Cash used for financing activities	(1,237)	(1,103)
Effect of exchange rate changes on cash	(26)	32
Net change in cash, cash equivalents, and restricted cash	65	(197)
Cash, cash equivalents, and restricted cash at beginning of period	1,745	1,666
Cash, cash equivalents, and restricted cash at end of period	$1,810	$1,469

Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2026 and 2025
(dollars in millions)

(unaudited)	Revenue

	2026	2025	% Change

Market Intelligence	$1,296	$1,199	8%
Ratings	1,302	1,149	13%
Energy	652	612	7%
Mobility	454	420	8%
Indices	519	445	17%
Intersegment Elimination	(52)	(48)	(7)%
Total revenue	$4,171	$3,777	10%

	Expenses
	2026	2025	% Change

Market Intelligence (a)	$856	$979	(13)%
Ratings (b)	421	392	7%
Energy (c)	365	357	2%
Mobility (d)	361	334	8%
Indices (e)	147	130	14%
Corporate Unallocated expense (f)	71	66	8%
Equity in Income on Unconsolidated Subsidiaries (g)	—	(11)	N/M
Intersegment Elimination	(52)	(48)	(7)%
Total expenses	$2,169	$2,199	(1)%

	Operating Profit

	2026	2025	% Change
Market Intelligence (a)	$440	$220	N/M
Ratings (b)	881	757	16%
Energy (c)	287	255	12%
Mobility (d)	93	86	9%
Indices (e)	372	315	18%
Total reportable segments	2,073	1,633	27%
Corporate Unallocated expense (f)	(71)	(66)	(8)%
Equity in Income on Unconsolidated Subsidiaries (g)	—	11	N/M
Total operating profit	$2,002	$1,578	27%

N/M - Represents a change equal to or in excess of 100% or not meaningful
(a)    2026 includes gain on disposition of $172 million, acquisition-related costs of $9 million and disposition-related costs of $3 million. 2025 includes employee severance charges of $14 million, acquisition-related costs of $7 million, Executive Leadership Team transition costs of $4 million and disposition-related costs of $1 million. 2026 and 2025 include amortization of intangibles from acquisitions of $156 million and $148 million, respectively.
(b)    2025 includes employee severance charges of $2 million. 2026 and 2025 include amortization of intangibles from acquisitions of $1 million and $2 million, respectively.
(c)    2026 includes disposition-related costs of $1 million and acquisition-related costs of $1 million. 2025 includes employee severance charges of $6 million. 2026 and 2025 include amortization of intangibles from acquisitions of $32 million and $33 million, respectively.

Exhibit 4

(d) 2026 includes disposition-related costs of $13 million. 2026 and 2025 include amortization of intangibles from acquisitions of $76 million.
(e)    2026 includes employee-related costs of $1 million and acquisition-related costs of $1 million. 2026 and 2025 include amortization of intangibles from acquisitions of $10 million and $9 million, respectively.
(f)    2026 includes disposition-related costs of $23 million, lease impairments of $5 million and gain on disposition of $3 million. 2025 includes employee severance charges of $10 million, Executive Leadership Team transition costs of $8 million, a lease impairment of $6 million and acquisition-related costs of $2 million. 2026 include amortization of intangibles from acquisitions of $1 million.
(g)    2025 includes amortization of intangibles from acquisitions of $13 million.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2026 and 2025
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		2026	2025	% Change

Market Intelligence	Expenses	$856	$979	(13)%
	Non-GAAP adjustments (a)	160	(26)
	Deal-related amortization	(156)	(148)
	Adjusted expenses	$860	$805	7%

Ratings	Expenses	$421	$392	7%
	Non-GAAP adjustments (b)	—	(2)
	Deal-related amortization	(1)	(2)
	Adjusted expenses	$420	$388	8%

Energy	Expenses	$365	$357	2%
	Non-GAAP adjustments (c)	(3)	(6)
	Deal-related amortization	(32)	(33)
	Adjusted expenses	$330	$318	4%

Mobility	Expenses	$361	$334	8%
	Non-GAAP adjustments (d)	(13)	—
	Deal-related amortization	(76)	(76)
	Adjusted expenses	$272	$258	5%

Indices	Expenses	$147	$130	14%
	Non-GAAP adjustments (e)	(1)	—
	Deal-related amortization	(10)	(9)
	Adjusted expenses	$136	$121	13%

Corporate Unallocated Expense	Corporate Unallocated expense	$71	$66	8%
	Non-GAAP adjustments (f)	(25)	(27)
	Deal-related amortization	(1)	—
	Adjusted Corporate Unallocated expenses	$46	$39	17%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$—	$(11)	N/M
	Deal-related amortization	—	(13)
	Adjusted equity in income on unconsolidated subsidiaries	$—	$(24)	N/M

Total SPGI	Expenses	$2,169	$2,199	(1)%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)	119	(61)
	Deal-related amortization	(276)	(281)
	Adjusted expenses	$2,012	$1,857	8%

Exhibit 5
Adjusted Operating Profit

(unaudited)		2026	2025	% Change

Market Intelligence	Operating profit	$440	$220	N/M
	Non-GAAP adjustments (a)	(160)	26
	Deal-related amortization	156	148
	Adjusted operating profit	$436	$394	11%

Ratings	Operating profit	$881	$757	16%
	Non-GAAP adjustments (b)	—	2
	Deal-related amortization	1	2
	Adjusted operating profit	$882	$761	16%

Energy	Operating profit	$287	$255	12%
	Non-GAAP adjustments (c)	3	6
	Deal-related amortization	32	33
	Adjusted operating profit	$322	$294	9%

Mobility	Operating profit	$93	$86	9%
	Non-GAAP adjustments (d)	13	—
	Deal-related amortization	76	76
	Adjusted operating profit	$182	$162	12%

Indices	Operating profit	$372	$315	18%
	Non-GAAP adjustments (e)	1	—
	Deal-related amortization	10	9
	Adjusted operating profit	$383	$324	18%

Total Segments	Operating profit	$2,073	$1,633	27%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	(143)	34
	Deal-related amortization	275	268
	Adjusted operating profit	$2,205	$1,935	14%

Corporate Unallocated Expense	Corporate unallocated expense	$(71)	$(66)	(8)%
	Non-GAAP adjustments (f)	25	27
	Deal-related amortization	1	—
	Adjusted corporate unallocated expense	$(46)	$(39)	(17)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$—	$11	N/M
	Deal-related amortization	—	13
	Adjusted equity in income on unconsolidated subsidiaries	$—	$24	N/M

Total SPGI	Operating profit	$2,002	$1,578	27%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f)	(119)	61
	Deal-related amortization	276	281
	Adjusted operating profit	$2,159	$1,920	12%

Exhibit 5
Adjusted Interest Expense, Net

(unaudited)	2026	2025	% Change

Interest expense, net	$96	$78	24%
Non-GAAP adjustments (g)	6	6
Adjusted interest expense, net	$103	$84	22%

Adjusted Provision for Income Taxes

(unaudited)	2026	2025	% Change

Provision for income taxes	$404	$325	24%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g)	(4)	13
Deal-related amortization	70	69
Adjusted provision for income taxes	$470	$407	16%

Adjusted Effective Tax Rate

(unaudited)	2026	2025		% Change

Adjusted operating profit	$2,159	$1,920		12%
Other (income) expense, net	(2)	4
Adjusted interest expense, net	103	84
Adjusted income before taxes on income	$2,059	$1,832		12%
Adjusted provision for income taxes	$470	$407
Effective tax rate	21.2%	21.7%
Adjusted effective tax rate [1]	22.8%	22.2%	`

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended March 31, 2026 and 2025 was 22.8% and 22.5%, respectively.

Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2026		2025		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

Reported	$1,395	$4.69	$1,090	$3.54	28%	32%
Non-GAAP adjustments	(121)	(0.41)	42	0.14
Deal-related amortization	206	0.69	212	0.69
Adjusted	$1,479	$4.97	$1,344	$4.37	10%	14%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.
Note - Operating profit margin for Market Intelligence, Ratings, Energy, Mobility and Indices was 34%, 68%, 44%, 21% and 72%, respectively, for 2026. Operating profit margin for the Company was 48% for 2026. Adjusted operating profit margin for Market Intelligence, Ratings, Energy, Mobility and Indices was 34%, 68%, 49%, 40% and 74%, respectively, for 2026. Adjusted operating profit margin for the Company was 52% for 2026. Operating profit margin for Market Intelligence, Ratings, Energy, Mobility and Indices was 18%, 66%, 42%, 20% and 71%, respectively, for 2025. Operating profit margin for the Company was 42% for 2025. Adjusted operating profit margin for Market Intelligence, Ratings, Energy, Mobility and Indices was 33%, 66%, 48%, 38% and 73%, respectively, for 2025. Adjusted operating profit margin for the Company was 51% for 2025. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue. Adjusted operating profit margin for the Company excluding OSTTRA was 52% and 50% for 2026 and 2025, respectively. Adjusted operating profit margin excluding OSTTRA is calculated as adjusted operating profit less adjusted equity in income on unconsolidated subsidiaries divided by revenue.

Exhibit 5

(a)     2026 includes gain on disposition of $172 million ($168 million after-tax), acquisition-related costs of $9 million ($9 million after-tax) and disposition-related costs of $3 million ($2 million after-tax). 2025 includes employee severance charges of $14 million ($11 million after-tax), acquisition-related costs of $7 million ($5 million after-tax), Executive Leadership Team transition costs of $4 million ($3 million after-tax) and disposition-related costs of $1 million ($1 million after-tax).
(b)    2025 includes employee severance charges of $2 million ($1 million after-tax).
(c)    2026 includes disposition-related costs of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). 2025 includes employee severance charges of $6 million ($5 million after-tax).
(d)    2026 includes disposition-related costs of $13 million ($13 million after-tax).
(e)    2026 includes employee-related costs of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).
(f)    2026 includes disposition-related costs of $23 million ($23 million after-tax), lease impairments of $5 million ($3 million after-tax) and gain on disposition of $3 million ($3 million after-tax). 2025 includes employee severance charges of $10 million ($8 million after-tax), Executive Leadership Team transition costs of $8 million ($6 million after-tax), a lease impairment of $6 million ($4 million after-tax) and acquisition-related costs of $2 million ($2 million after-tax).
(g)     2026 and 2025 include a premium amortization benefit of $6 million ($5 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Three months ended March 31, 2026 and 2025
(dollars in millions)
Revenue by Type

(unaudited)	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change

Market Intelligence	$1,052	$993	6%	$75	$56	35%	$—	$—	N/M
Ratings	—	—	N/M	712	620	15%	590	529	11%
Energy	506	486	4%	109	97	13%	—	—	N/M
Mobility	372	343	8%	82	77	7%	—	—	N/M
Indices	84	76	12%	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(52)	(48)	(7)%
Total revenue	$2,014	$1,898	6%	$978	$850	15%	$538	$481	12%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$169	$150	12%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Energy	—	—	N/M	37	29	27%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	339	288	18%	96	81	18%	—	—	N/M
Total revenue	$339	$288	18%	$133	$110	20%	$169	$150	12%

N/M - Represents a change equal to or in excess of 100% or not meaningful

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at Crisil. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2026 and 2025
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	2026	2025
Cash provided by operating activities	$1,037	$953
Capital expenditures	(27)	(43)
Distributions to noncontrolling interest holders	(91)	(94)
Free cash flow	$919	$816
Employee severance and transition costs	56	70
Acquisition and disposition-related costs	17	15
Adjusted free cash flow excluding certain items	$992	$901

S&P Global Organic, Constant Currency Revenue

(unaudited)	2026	2025	% Change
Total revenue	$4,171	$3,777	10%
Market Intelligence acquisitions and divestitures	(45)	(29)
Indices acquisition	(1)	—
Total organic revenue	$4,125	$3,748	10%
Fx impact (favorable)	34	—
Organic revenue constant currency basis	$4,091	$3,748	9%

Market Intelligence Organic, Constant Currency Revenue

(unaudited)	2026	2025	% Change
Market Intelligence revenue	$1,296	$1,199	8%
Acquisitions and divestitures	(45)	(29)
Organic revenue	$1,251	$1,170	7%
Fx impact (favorable)	7	—
Organic revenue constant currency basis	$1,244	$1,170	6%

Ratings Organic, Constant Currency Revenue

(unaudited)	2026	2025	% Change
Ratings revenue	$1,302	$1,149	13%
Fx impact (favorable)	21	—
Organic revenue constant currency basis	$1,281	$1,149	11%

Energy Organic, Constant Currency Revenue

(unaudited)	2026	2025	% Change
Energy revenue	$652	$612	7%
Fx impact (favorable)	1	—
Organic revenue constant currency basis	$651	$612	7%

Exhibit 7
Mobility Organic, Constant Currency Revenue

(unaudited)	2026	2025	% Change
Mobility revenue	$454	$420	8%
Fx impact (favorable)	4	—
Organic revenue constant currency basis	$450	$420	7%

Indices Organic, Constant Currency Revenue

(unaudited)	2026	2025	% Change
Indices revenue	$519	$445	17%
Acquisition	(1)	—
Organic revenue	518	445	16%
Fx impact (favorable)	2	—
Organic revenue constant currency basis	$516	$445	16%

Note - The impact of foreign exchange rates refers to constant currency comparisons estimated by recalculating current year results of foreign operations using the average exchange rate from the prior year.